Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

November 26, 2008

HCP, Inc.

3760 Kilroy Airport Way

Suite 300

Long Beach, California  90806

Re:          HCP, Inc., a Maryland corporation (the “Company”) - Issuance of up to Six Million Three Hundred Fifty-Six Thousand Four Hundred Eighty (6,356,480) shares (the “Shares”) of common stock of the Company, par value one dollar ($1.00) per share (“Common Stock”), pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company on Form S-3 (File No. 333-137225) filed with the Securities and Exchange Commission (the “Commission”) on or about September 8, 2006.  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)            the corporate charter of the Company (the “Charter”), consisting of Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on September 10, 2007;

(ii)           the Fourth Amended and Restated Bylaws of the Company, dated as of September 20, 2006, as amended by Amendment No. 1 to the Fourth Amended and Restated Bylaws of the Company, dated as of October 25, 2007 (collectively, the “Bylaws”);

(iii)          the Minutes of the Organizational Action of the Board of Directors of the Company, dated March 21, 1985 (the “Organizational Minutes”);

(iv)          resolutions adopted by the Board of Directors of the Company on April 28, 1999, October 26, 2000, April 1, 2002, October 23, 2003, January 21, 2004 and October 30, 2008 (collectively, the “Directors’ Resolutions”);

(v)           the Registration Statement on Form S-3 (File No. 333-137225) filed with the Commission on or about September 8, 2006 and the related prospectus and form of prospectus supplement, including the Plan set forth therein, in substantially the form filed or to be filed with the Commission pursuant to the Act (the “Registration Statement”);

(vi)          a certificate of Edward J. Henning, the Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of the Company, dated as of a recent date (the “Officer’s Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer’s Certificate;

(vii)         a status certificate of the Department, dated November 18, 2008, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(viii)        such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)           each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)           each natural person executing any instrument, document or agreement is legally competent to do so;

(c)           any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)           all certificates submitted to us, including but not limited to the Officer’s Certificate, are true, correct and complete both when made and as of the date hereof;

(e)           between the date hereof and the date of issuance of the Shares subsequent to the date hereof, the Company will not take any other action, including, but not limited to, the issuance of additional shares of Common Stock, which will cause the total number of shares of Common Stock of the Company issued and outstanding on the date subsequent to the date hereof on which the Shares are issued, after giving effect to the issuance of the Shares, to exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter;

(f)            none of the Shares will be issued or transferred in violation of the provisions of Article V of the Charter relating to restrictions on ownership and transfer of stock or the provisions of Article V of the Charter relating to business combinations; and

(g)           none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.             The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.             The Shares have been duly reserved and authorized for issuance by the Company, and when such Shares are issued and delivered by the Company in exchange for payment of the consideration therefor in accordance with the terms and conditions set forth in the Plan and the Directors’ Resolutions, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Validity of Common Stock”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP